SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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CURIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CURIS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Curis, Inc. will be held on June 6, 2007 at 10:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 for the purpose of considering and voting upon the following matters:

1.	To elect two Class II directors, each for a term of three years; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

The stockholders will also act on any other business as may properly come before the meeting or any adjournment thereof.

The board of directors has no knowledge of any other business to be transacted at the meeting.

The board of directors has fixed the close of business on April 9, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

A copy of our 2006 annual report to stockholders, which contains consolidated financial statements and other information of interest to stockholders, accompanies this notice and the enclosed proxy statement.

By Order of the Board of Directors,

/s/    Mary Elizabeth Potthoff

Mary Elizabeth Potthoff, Secretary

April 24, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT BY MAIL IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CURIS, INC.

45 Moulton Street

Cambridge, Massachusetts 02138

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on June 6, 2007

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the board of directors of Curis, Inc. of proxies for use at the annual meeting of stockholders to be held on June 6, 2007 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and at any adjournments thereof. Except where the context otherwise requires, references to “Curis,” “we,” “us,” “our,” and similar terms refer to Curis, Inc. and any of its subsidiaries.

Proxies will be voted in accordance with the instructions of the stockholders. If a proxy is returned signed with no choices specified, it will be voted in favor of the matters set forth in the accompanying notice of meeting. A proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to our secretary. Attendance at the meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the meeting that the stockholder intends to revoke the proxy and vote in person.

On April 9, 2007, the record date for determination of stockholders entitled to vote at the meeting, an aggregate of 49,373,967 shares of our common stock were outstanding and entitled to vote. As a stockholder, you are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on the record date. The proxy card states the number of shares you are entitled to vote at the meeting.

The notice of meeting, this proxy statement, the enclosed proxy card and our annual report to stockholders for the year ended December 31, 2006 are first being mailed or provided to stockholders on or about April 24, 2007. We will, upon written request of any stockholder, furnish copies of the exhibits to our 2006 annual report to stockholders. Please address all such requests to us at 45 Moulton Street, Cambridge, Massachusetts 02138, Attention: Secretary.

Votes Required

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for the purpose of determining whether a quorum exists at the meeting.

The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock, present or represented by proxy and voting on the matter, is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the matters to be voted on at the meeting, each of which requires the affirmative vote of either a plurality of the votes cast, with respect to the election of directors, or a majority of the shares present in person or represented by proxy and voting on the matter, with respect to any matter other than the election of directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of December 31, 2006, with respect to the beneficial ownership of shares of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•

each of the principal executive officer, the principal financial officer, the two other most highly compensated executive officers who were serving as executive officers on December 31, 2006, and one former executive officer who would have been one of the three most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of the year, and

•	all current directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the United States Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power, or shares such power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. For each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares underlying stock options that may be exercised within 60 days after December 31, 2006. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder. For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person due to that person’s voting or investment power or other relationship.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (2)
5% Stockholder:
Biotechnology Value Fund, L.P. (3)	2,572,700		—		2,572,700	5.21%
Stephens Investment Management, LLC (4)	4,279,807		—		4,279,807	8.68%

Directors and Nominees:
James R. McNab, Jr. (5)	1,045,010		230,000		1,275,010	2.57%
Susan B. Bayh (6)	11,000		195,625		206,625	*
Joseph M. Davie	10,000		150,937		160,937	*
Martyn D. Greenacre	25,138		328,375		353,513	*
Kenneth I. Kaitin	10,000		55,312		65,312	*
Douglas A. Melton	163,499		442,891		606,390	1.22%
Daniel R. Passeri	35,000		1,449,212		1,484,212	2.92%
James R. Tobin	82,477		363,687		446,164	*

Other Named Executive Officers:
Michael P. Gray	—		367,712		367,712	*
Lee L. Rubin	9,000		50,000		59,000	*
Mark W. Noel	17,797		282,100		299,897	*
Mary Elizabeth Potthoff	—		167,187		167,187	*
All current directors and executive officers as a group (12 persons)	1,408,921		4,083,038		5,491,959	10.28%

*	Less than 1% of the outstanding common stock.
(1)	None of our directors or named executive officers have pledged any of their shares as security.
(2)	The percent of ownership for each stockholder on December 31, 2006 is calculated by dividing (1) the total number of shares beneficially owned by the stockholder by (2) the sum of 49,333,854 shares of our common stock that were outstanding on December 31, 2006, plus shares of common stock subject to options, warrants or other rights held by such person that will be exercisable within 60 days of December 31, 2006.
(3)

On March 8, 2007, Biotechnology Value Fund, L.P., jointly with Biotechnology Value Fund II, L.P., BVF Investments, L.L.C, Investment 10, L.L.C., BVF Partners L.P. and BVF Inc. became a 5% stockholder of our common stock. This information is taken from a Schedule 13G filed on March 19, 2007 by

Biotechnology Value Fund, L.P., jointly with Biotechnology Value Fund II, L.P., BVF Investments, L.L.C, Investment 10, L.L.C., BVF Partners L.P. and BVF Inc. Each of the reporting persons may be deemed to beneficially own and to have sole voting and dispositive power of the balance of shares reported as beneficially owned by the reporting persons. Each of the reporting persons disclaims beneficial ownership of these shares, except to the extent of its pecuniary interests therein. The principal business address of each reporting person is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611.

(4)	On October 20, 2006, Stephens Investment Management, LLC, jointly with its affiliates, Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens became a 5% stockholder of our common stock. This information is taken from a Schedule 13G filed on February 13, 2007 by Stephens Investment Management, LLC, jointly with its affiliates, Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens. In addition to these shares, Paul Stephens holds 300,000 shares personally. Each of the reporting persons may be deemed to beneficially own and to have sole voting and dispositive power of the balance of shares reported as beneficially owned by the reporting persons. Each of the reporting persons disclaims beneficial ownership of these shares, except to the extent of his or its pecuniary interests therein. The principal business address of each reporting person is One Sansome Street, Suite 2900, San Francisco, California 94104.
(5)	The number of shares owned by Mr. McNab consists of 814,035 shares held directly by Mr. McNab, 130,975 shares held by the McNab Family LLC, and 100,000 shares held by the JR & MW McNab Operating LP.
(6)	The number of shares owned by Ms. Bayh consists of 10,000 shares held directly by Ms. Bayh and 1,000 shares held by Ms. Bayh’s spouse. Ms. Bayh disclaims beneficial ownership of the 1,000 shares held by her spouse, and this report should not be deemed an admission that Ms. Bayh is the beneficial owner of her spouse’s shares for Section 16 of the Securities Exchange Act of 1934 or any other purpose.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Members of the Board of Directors

We have a classified board of directors currently consisting of three Class II directors, Joseph M. Davie, Douglas A. Melton and Daniel R. Passeri, three Class III directors, Susan B. Bayh, Martyn D. Greenacre and Kenneth I. Kaitin, and two Class I directors, James R. McNab, Jr. and James R. Tobin. The Class II, Class III and Class I directors will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for three-year terms to succeed those directors whose terms are expiring. Dr. Melton, one of the Class II directors, has decided not to stand for reelection as a director at the 2007 annual meeting.

For each member of the board whose term of office as a director continues after the meeting, including those who are nominees for election as Class II directors, there follows information given by each concerning his or her principal occupation and business experience for at least the past five years, the names of other publicly-held companies for which he or she serves as a director, and his or her age and length of service as our director. There are no familial relationships among any of our directors, nominees for director and executive officers.

Nominees for Terms Expiring in 2010 (Class II Directors)

Joseph M. Davie, age 67, has served on our board since July 2003. From 1993 until his retirement in 2000, Dr. Davie was the Senior Vice President of Research at Biogen, Inc. (now Biogen Idec), a biotechnology company. From 1987 to 1993, Dr. Davie held several senior positions at G.D. Searle & Co., a pharmaceutical company, including Senior Vice President of Science and Technology and President of Research and Development. Dr. Davie was professor and head of the Department of Microbiology and Immunology at Washington University School of Medicine from 1975 to 1987. He currently serves as a director of Targeted Genetics Corporation and CV Therapeutics, Inc. as well as several privately-held companies. Dr. Davie received his A.B., M.A. and Ph.D. in bacteriology from Indiana University and his M.D. from Washington University School of Medicine.

Daniel R. Passeri, age 46, has served as our President and Chief Executive Officer and as a director since September 2001. From November 2000 to September 2001, Mr. Passeri served as our Senior Vice President, Corporate Development and Strategic Planning. From March 1997 to November 2000, Mr. Passeri was employed by GeneLogic Inc., a biotechnology company, most recently as Senior Vice President, Corporate Development and Strategic Planning. From February 1995 to March 1997, Mr. Passeri was employed by Boehringer Mannheim, a pharmaceutical, biotechnology and diagnostic company, as Director of Technology Management. Mr. Passeri received a J.D. from the National Law Center at George Washington University, an M.Sc. in biotechnology from the Imperial College of Science, Technology and Medicine at the University of London and a B.S. in biology from Northeastern University.

Directors Whose Terms Expire in 2009 (Class I Directors)

James R. McNab, Jr., age 63, has served on our board since February 2000 and has served as Chairman of our board since May 2002. Mr. McNab is a co-founder and served as the chairman of the board of directors of Reprogenesis, a predecessor life science company, from July 1996 to July 2000. Since 1998, Mr. McNab has served as Chief Executive Officer and Chairman of eNOS Pharmaceuticals, Inc., a privately-held drug discovery company of which he is a co-founder. In addition, Mr. McNab is a co-founder of other privately-held companies, including Sontra Medical Corporation, a drug delivery company, and Parker Medical Associates, a manufacturer and worldwide supplier of orthopedic and sports-related products. Since July 2006, Mr. McNab has served as Executive Chairman of Argolyn Bioscience, Inc., privately-held biopharmaceutical company. Mr. McNab received a B.A. in economics from Davidson College and an M.B.A. from the University of North Carolina at Chapel Hill.

James R. Tobin, age 62, has served on our board since February 2000. From 1995 to July 2000, Mr. Tobin was a member of the board of directors of Creative BioMolecules, Inc., a predecessor life science company. Since 1999, Mr. Tobin has served as Chief Executive Officer and President of Boston Scientific Corporation, a medical device company. Mr. Tobin was employed by Biogen, Inc. (now Biogen Idec), as President and Chief Executive Officer from February 1997 to December 1998 and President and Chief Operating Officer from February 1994 to February 1997. Prior to joining Biogen, Mr. Tobin was employed by Baxter International Inc., a health care products company, where he served as President and Chief Operating Officer from 1992 to 1994, as Executive Vice President from 1988 to 1992 and in various management positions prior to 1988. He serves as a director of Boston Scientific Corporation and Applera Corporation. Mr. Tobin received an M.B.A. from Harvard Business School and a B.A. from Harvard College.

Directors Whose Terms Expire in 2008 (Class III Directors)

Susan B. Bayh, age 47, has served on our board since October 2000. From 1994 to 2001, Ms. Bayh served as the Commissioner of the International Commission between the United States and Canada, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2004, Ms. Bayh also served as Distinguished Visiting Professor at the College of Business Administration at Butler University. From 1989 to 1994, Ms. Bayh served as an attorney in the Pharmaceutical Division of Eli Lilly and Company, a pharmaceutical company. Ms. Bayh serves as a director of Dyax Corporation, Dendreon Corporation, Nastech Pharmaceutical Company Inc., Wellpoint, Inc. and Emmis Communications Corporation. Ms. Bayh received a J.D. from the University of Southern California Law Center and a B.A. from the University of California at Berkeley.

Martyn D. Greenacre, age 65, has served on our board since February 2000 and was a director of Creative BioMolecules, Inc., a predecessor life science company, from June 1993 to July 2000. Mr. Greenacre has served as a director of Beijing Med-Pharm Corporation, a pharmaceutical marketing company, since February 2004 and as Chairman since July 2004. Mr. Greenacre has served as Chairman of Life Mist L.L.C., a privately-held company in the field of fire suppression, since September 2001. From June 1997 to June 2001, Mr. Greenacre was Chief Executive Officer of Delsys Pharmaceutical Corporation, a drug formulation company. From 1993 to 1997, Mr. Greenacre was President and Chief Executive Officer of Zynaxis, Inc., a biopharmaceutical company. Mr. Greenacre also serves as a director of Cephalon Inc., Acusphere, Inc. and The Immune Response Corporation. Mr. Greenacre received an M.B.A. from Harvard Business School and a B.A. from Harvard College.

Kenneth I. Kaitin, age 54, has served on our board since November 2003. Since 1998, Dr. Kaitin has been the Director of the Tufts Center for the Study of Drug Development, an academic drug policy research group providing strategic information to help drug developers, regulators, and policy makers improve the quality and efficiency of the drug development process. He is also Associate Professor of Medicine at the Tufts University School of Medicine, and since 1999, he has served on the faculty of the European Center for Pharmaceutical Medicine at the University of Basel. Dr. Kaitin has written extensively on a broad range of drug development issues and has provided public testimony before the U.S. Congress in hearings on pharmaceutical innovation and FDA reform. He is a former Editor-in-Chief of the Drug Information Journal and from 1997 to 1998 he was President of the Drug Information Association. Dr. Kaitin received an M.S. and Ph.D. in pharmacology from the University of Rochester and a B.S. from Cornell University.

Corporate Governance Guidelines

Our board of directors believes that good corporate governance is important to ensure that Curis is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Investors – Governance section of our website, www.curis.com. Alternatively, you can request a copy of any of these documents by writing to our Secretary.

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Curis and our stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the board of directors’ principal responsibility is to oversee the management of Curis;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	all directors are encourage to participate in continuing director education on an ongoing basis; and

•	periodically, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that none of Ms. Bayh, Mr. Greenacre, Dr. Kaitin, Mr. McNab or Mr. Tobin has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

In determining the independence of the directors listed above, our board followed the process described in “Policies and Procedures for Related Person Transactions.”

Board Meetings and Attendance

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors attended the 2006 annual meeting of stockholders, except Dr. Melton. The board met six times during the fiscal year ended December 31, 2006, either in person or by teleconference. During the fiscal year ended December 31, 2006, all of our directors attended at least 75% of our board meetings and meetings of the committees on which he or she then served, except for Dr. Melton, who attended 33% of our board meetings.

Board Committees

Our board has established three standing committees – audit, compensation, and nominating and corporate governance – each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on our website, www.curis.com.

Our board has determined that all of the members of each of the board of directors’ three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•

pre-approving all audit and non-audit services of our registered public accounting firm, except for de minimis non-audit services which are approved in accordance with applicable SEC rules, including meeting with our registered public accounting firm prior to the annual audit to discuss the planning and staffing of the audit;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•

reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures, earnings releases and other publicly disseminated financial information;

•	reviewing and discussing with our registered public accounting firm concerning the quality, not just the acceptability of our accounting determinations, particularly with respect to judgmental areas;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management on a quarterly basis;

•	reviewing and approving or ratifying any related person transactions;

•

establishing, and periodically reviewing, complaint procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by SEC rules, which is included on page 12 of this proxy statement.

The members of the audit committee are Ms. Bayh, Mr. Greenacre and Mr. McNab. The audit committee met nine times during the fiscal year ended December 31, 2006. The board of directors has determined that Mr. Greenacre is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The compensation committee’s responsibilities include:

•	determining the chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 14 of this proxy statement;

•	preparing the compensation committee report required by SEC rules, which is included on page 28 of this proxy statement; and

•	reviewing and making recommendations to the board with respect to management succession planning.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the compensation committee are Ms. Bayh, Dr. Kaitin and Mr. Tobin. The compensation committee met five times during the fiscal year ended December 31, 2006.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees; and

•	overseeing an annual evaluation of the board.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of the nominating and corporate governance committee are Ms. Bayh, Dr. Kaitin and Mr. Greenacre. The nominating and corporate governance committee met three times during the fiscal year ended December 31, 2006.

Executive and Director Compensation Process

The compensation committee is charged with assisting the board of directors to oversee the discharge of its responsibilities relating to compensation of our executive officers. In addition, the compensation committee periodically reviews and makes recommendations to the board with respect to director compensation. The compensation committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as such term is defined from time to time in Section 162(m) of the Internal Revenue Code of 1986, as amended). From January through mid-September 2006, our compensation committee delegated limited authority to grant stock options to our chief executive officer, as the sole member of the Stock Option Committee. The Stock Option Committee was authorized to grant options to purchase up to a maximum aggregate of 200,000 shares of our common stock to newly-hired or promoted employees at an exercise price equal to the last trade price of our common stock on the employee’s first day of employment, or day of promotion, as the case may be. All grants by the Stock Option Committee vested over a period of four years, with 25% vesting on the first anniversary and 6.25% vesting each three-month anniversary thereafter. As of September 14, 2006, our board of directors amended the compensation committee’s charter to provide that all stock option grants, including those granted to employees, new hires or promoted employees, would be approved by the compensation committee or by a majority of the independent directors serving on our board.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to commission compensation surveys or studies as the need arises. Periodically, the compensation committee retains an independent third party compensation consultant to review director and officer compensation. The compensation consultant generally conducts a benchmark review of the aggregate level of director and executive officer compensation, as well as the mix of elements used to compensate directors and executive officers. This review has historically been based on a survey of compensation paid by a subset of biotechnology companies in the Radford Compensation Survey and/or related proxy statement data consisting of 15-25 local biotechnology companies with comparable revenues, market capitalization and headcount. An independent third party was engaged by the compensation committee to perform the benchmarking analysis in June 2005 as part of a compensation review for executive officers and directors. The compensation committee expects to conduct a similar review and analysis in 2007.

Our chief executive officer makes recommendations concerning compensation for the other executive officers who report to him. Neither the chief executive officer nor other executive officers have any other input to executive or director compensation decisions.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, freedom from conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Curis, Inc., 45 Moulton Street, Cambridge, Massachusetts 02138. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for 2008 Annual Meeting.”

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Chairman of the Board of Directors, c/o Secretary, Curis, Inc., at 45 Moulton Street, Cambridge, Massachusetts 02138.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.curis.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Policies and Procedures for Related Person Transactions

All reportable transactions between related persons and us, other than in the ordinary course of business, are reviewed and approved by our audit committee on an ongoing basis. In addition, our officers and directors complete an annual questionnaire that requires each officer or director to disclose any transactions or series of similar transactions to which we were or will be a party, in which the amount involved exceeds $120,000, and that they or their immediate family members, had or will have, a direct or indirect material interest.

Other than compensation and other arrangements described below under “Compensation Discussion and Analysis,” “Employment Agreements,” “Indemnification of Executive Officers,” “Director Compensation,” and “Indemnification of Directors,” during the fiscal year ended December 31, 2006, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000, and that they or their immediate family members, had or will have, a direct or indirect material interest.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006, and has discussed these financial statements with our management and our registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our registered public accounting firm is responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The audit committee has discussed with the registered public accounting firm their independence from Curis.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the audit committee of our board of directors.

Martyn D. Greenacre (Chair)

Susan B. Bayh

James R. McNab, Jr.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Objectives of Executive Officer Compensation Programs

The primary goals of the compensation committee of our board of directors with respect to executive officer compensation are to attract and retain key executive officers critical to our long-term success, to recognize and reward individual performance and responsibility and to align executive officers’ incentives with stockholder value creation. To achieve these goals, the compensation committee has implemented or intends to implement and maintain compensation plans under which a substantial portion of executive officers’ overall compensation is based on our overall performance and the achievement of key strategic goals such as the development of a technology and product pipeline, the establishment and maintenance of key collaborations, and our financial performance. Currently, financial performance has focused on careful management of cash consumption; however, the achievement of long term objectives should result in increased market capitalization.

The compensation committee sets compensation at levels the committee believes are comparable with executive officers in other companies of similar size and stage of development operating in the biotechnology sector while taking into account our relative performance and our strategic goals.

Executive officers, other than the chief executive officer, participate in the same review and compensation process that applies to all company employees. Goals and objectives are established annually through a process that involves input by the executive officers and the chief executive officer. The chief executive officer evaluates the performance of each executive officer twice yearly against established goals and objectives. The chief executive officer provides compensation recommendations to the compensation committee based upon his rating of each executive officer.

The compensation committee evaluates the performance of the chief executive officer based upon its assessment of the chief executive officer’s achievement of corporate objectives. The chief executive officer presents objectives that are modified as required by the changing business environment in the form of updates to the board of directors at the time of each board meeting and sometimes, more frequently as required. Examples of the types of objectives that are established at board meetings are the following: establish new collaborations for licensed technologies, increase new technology pipeline, budgetary management of research and development and administrative costs, improve cost and time efficiencies of research and development activities via strategic outsourcing initiatives, implement infrastructure improvements, manage current collaborations for licensed technologies and increase company visibility with current and prospective investors.

Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our chief financial officer and, at times, our chairman and our chief executive officer.

Benchmarking and Targeted Compensation Levels

Periodically, the compensation committee retains an independent third party compensation consultant to review our executive officer compensation. The compensation consultant conducts a benchmark review of the aggregate level of our executive officer compensation, as well as the mix of elements used to compensate our executive officers. This review has historically been based on a survey of executive officer compensation paid by a subset of biotechnology companies in the Radford Compensation Survey consisting of 15-25 local biotechnology companies with revenues, market capitalization and headcount that are comparable to Curis. We benchmark our executive officer compensation against the median compensation paid by this relevant subset. The last time the compensation committee engaged an independent third party to perform the benchmarking analysis was in June 2005 as part of an executive officer compensation review. The compensation committee expects to conduct a similar review and analysis in 2007.

Elements of Compensation

Executive officer compensation consists of following elements:

Cash Compensation

In 2005, the compensation committee’s compensation consultant reported that overall executive officer cash compensation was slightly below the median for the relevant subset of comparable companies.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the compensation committee believes that executive officer base salaries should be targeted near the median of the range of salaries for executive officers in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to reflect promotions and to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Bonus

The compensation committee has the authority to award discretionary annual cash bonuses to our executive officers. Since our inception in 2000, with the exception of 2005, we have not paid discretionary annual cash bonuses to executive officers. The compensation committee has historically provided a greater portion of executive officer compensation in the form of long-term incentive compensation, particularly stock options, as discussed below. In determining the amount of bonuses, the compensation committee may evaluate a variety of factors including the following:

•	the job level of the executive officer;

•	amounts awarded by competitors to executive officers at comparable job levels;

•	achievement of financial and/or operational goals; and

•	individual annual performance objectives.

These objectives vary depending on the individual executive officer, but may relate generally to strategic factors such as development of new technology and product pipeline, including associated intellectual property rights and the establishment and maintenance of key collaborations, and to financial factors such as management of cash consumption and raising capital.

Long-Term Incentive Program

The compensation committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards. We have established our stock compensation plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. The compensation committee believes that the use of stock-based awards offers the best approach to achieving our compensation goals. Stock options are performance based because all the value received by the recipient from a stock option is based on the growth of the stock price above the option price. We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executive officers to acquire equity in our company.

In 2005, the compensation committee’s compensation consultant reported that overall long-term incentive compensation for executive officers was at the 75th percentile of the relevant subset of comparable companies. This metric is consistent with our desire to emphasize equity opportunity, align executive officer and shareholder interests and manage cash compensation.

Equity Grant Practices

The exercise price of each stock option or stock award granted to executive officers is generally based on the fair market value of our common stock on the date of grant. During 2006, no grants were made at less than fair market value. Stock option awards and grants to our executive officers typically occur at the time of our board of director and compensation committee meetings in connection with our annual meeting of stockholders. Additional awards of stock or options can occur at the time of other board of directors or compensation committee meetings in the event of executive officer promotion or other unusual circumstances that might require grants outside of the annual timeframe. Such meetings generally occur on a quarterly basis. Board and committee meetings are scheduled without regard to anticipated earnings or other major announcements by the company.

Stock Options

Our 2000 stock incentive plan permits the grant of incentive and non-qualified stock options to our employees, directors and consultants. The compensation committee or a majority of the independent directors serving on the board of directors review and approve or recommend for approval by the board of directors, stock option grants to our chief executive officer and the other executive officers. Stock option grants are made at the commencement of employment and generally granted annually in conjunction with the review of the individual performance of our executive officers. Grants may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The review and approval of stock option awards to executive officers is based upon a review of competitive compensation data, an assessment of individual performance, a review of each executive officer’s existing long-term incentives and retention considerations. In appropriate circumstances, the compensation committee considers the recommendations of Mr. Passeri, our chief executive officer and Mr. McNab, the chairman of our board of directors. Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and typically vest 25% after the first year and an additional 6.25% in each subsequent quarter, based upon continued employment over a four-year period. The options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended. In certain circumstances, stock options have and may be granted with different vesting terms, such as shorter vesting period and performance-based vesting.

Restricted Stock Awards

Our 2000 stock incentive plan permits the issuance of restricted stock awards to our employees, directors and consultants. The compensation committee generally does not make grants of restricted stock awards to our executive officers, except that our chief executive officer has received a restricted stock award, as discussed below.

2000 Employee Stock Purchase Plan

Executive officers are eligible to participate in our 2000 employee stock purchase plan. The plan permits participant employees to purchase company stock through payroll deductions of up to 15% of total cash compensation. The price of the stock is 85% of the lower of the fair market value of the stock at the beginning or the end of the offering period.

Other Compensation – Employee Benefits

Our employees, including our executive officers, are entitled to various employee benefits such as medical and dental expense coverage, flexible spending accounts, various insurance programs, employee assistance program and paid time off. Executive officers are eligible to participate in our 401(k) retirement plan. Matching contributions to the 401(k) plan are at the discretion of the board of directors.

Change-in-Control and Severance Payments

Each of our executive officers is party to an agreement or offer letter that obligates us to make payments to such executive officer in the event we terminate the executive officer’s employment without cause or the executive officer resigns for good reason. We believe that our severance program is aligned with other comparable local biotechnology companies and provides our executive with income protection in the event of an unplanned separation of employment. In addition, we are also obligated to make payments to each of our executive officers if he or she is terminated within twelve months after a change in control. This is a so-called “double trigger” change in control arrangement because it provides for severance benefits only in the event of a change in control, the first trigger, followed by an employment termination under specified circumstances, the second trigger. We have determined to provide for these change in control arrangements because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of our company exists and such possibility, and the uncertainty and questions which it may raise among our executive officers, could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. As a consequence, our compensation committee has determined to provide such change in control related benefits to reinforce and encourage the continued employment and dedication of our executive officers without distraction from the possibility of a change in control and related events and circumstances.

In addition to the benefits that are payable pursuant to our executive officers’ agreements or offer letters, our 2000 stock incentive plan provides that all plan participants, including our executive officers, are entitled to accelerated vesting of stock options and/or restricted stock awards upon certain events. In the event that a change in control occurs, which is defined in the 2000 stock incentive plan as a merger by us with or into another company or if we sell all or substantially all of our assets, then 50% of the then unvested options of each plan participant, including executive officers, would become immediately exercisable and the restrictions underlying 50% of any restricted stock awards would lapse. In the event any executive officer leaves within one year after a change in control for good reason (as defined in the plan), then all remaining unvested stock options and restricted stock awards will become fully vested.

For a further description of the foregoing arrangements, see “Summary Compensation Table,” “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control.”

2006 Compensation Decisions

In summary, the compensation committee made the following decisions regarding 2006 compensation for our executive officers:

Base Salary

In May 2006, the compensation committee adjusted base salaries for our executive officers. Mr. Passeri’s salary was reduced 20% from $375,000 to $300,000 in consideration of (i) a May 31, 2006 stock option grant to purchase 90,000 shares of our common stock at an exercise price of $1.57 per share, with full vesting on May 31, 2007 and (ii) a May 31, 2006 grant of 10,000 shares of restricted stock, with full vesting on May 31, 2007, with vesting of each award contingent upon continued employment. Mr. Passeri had requested that his salary be reduced and replaced with equity compensation. Had Mr. Passeri not made this request, the compensation committee would have likely increased Mr. Passeri’s cash compensation from its then-current level of $375,000 per annum. Mr. Gray’s salary was increased 21.3% from $235,000 to $285,000, due to a promotion to Senior Vice President and to achievement of performance objectives. Mr. Noel’s salary was increased 2.6% from $195,000 to $200,000 and Ms. Potthoff’s salary was increased 5.3% from $190,000 to $200,000, both due to achievement of performance objectives.

Discretionary Annual Bonus

No discretionary cash bonuses were paid to executive officers for 2006.

Long-Term Incentive Program

Stock Options

In May 2006, the compensation committee granted the following stock options to our executive officers.

Name	Number of Shares Underlying Option Grants In 2006	Percentage Increase Over Prior Year Grants
Daniel R. Passeri	390,000	123%
Michael P. Gray	200,000	167%
Mary Elizabeth Potthoff	100,000	100%
Mark W. Noel	100,000	100%

The number of shares awarded to our executive officers increased substantially from 2005 to 2006 due to the compensation committee’s objective of providing executive officers with meaningful long-term incentive awards to better align their interests with those of our shareholders. Many of the outstanding options held by our executive officers have exercise prices that are above the current market value of our common stock. The compensation committee, after giving due consideration to all relevant factors, including the decrease in the value of our common stock due to the termination of a Phase I clinical trial of our Genentech co-development cancer compound, decided to increase the number of shares of option grants to our executive officers. This decision was made to encourage the continued employment and dedication of our executive officers.

The shares underlying the options granted to our chief executive officer include a May 31, 2006 stock option grant to purchase 90,000 shares of our common stock at an exercise price of $1.57 per share, with full vesting on May 31, 2007. This option award was granted to our chief executive officer in partial exchange for a $75,000 reduction in his cash compensation, which was requested by our chief executive officer.

Our compensation committee has not established guidelines for the grant of plan-based awards for 2007.

Restricted Stock Awards

In May 2006, Mr. Passeri was granted a restricted stock grant in the amount of 10,000 shares at a purchase price of $0.01 per share when the market value was $1.57 per share. The award is subject to repurchase by us, which repurchase right lapses, or vests, with full vesting on May 31, 2007, contingent upon Mr. Passeri’s continued employment.

2000 Employee Stock Purchase Plan

In 2006, Mark Noel, an executive officer, participated in the 2000 employee stock purchase plan pursuant to which he purchased 2,104 and 2,889 shares of our common stock at prices of $1.39 and $1.04 per share, respectively.

Tax and Accounting Considerations

We account for equity compensation paid to our employees under the rules of SFAS No. 123(R), which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

We currently have a history of operating losses and have significant net operating loss carryforwards that would have the effect of offsetting any future taxable gains, we generally do not consider the tax implication of our executive compensation programs to be meaningful to our operating or financial results. We currently intend that all cash compensation paid will be tax deductible for us. Any gain recognized by employees from nonqualified options should be deductible. To the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock awards that are not subject to vesting, they are not deductible by us until they are vested even if they are otherwise taxable to the employee. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and the performance of our employees.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by each of our named executive officers for the fiscal year ending December 31, 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)		All Other Compensation ($)		Total ($)
Daniel R. Passeri Chief Executive Officer	2006	332,596		—	9,100	694,813		8,800	(3)	1,045,309
Michael P. Gray Chief Operating Officer and Chief Financial Officer	2006	272,304		—	—	393,391		8,800	(3)	674,495
Mark W. Noel, Vice President Technology Management and Business Development	2006	197,827		—	—	157,358		—		355,185
Mary Elizabeth Potthoff Vice President and General Counsel	2006	195,654		—	—	204,898		7,826	(3)	408,378
Lee L. Rubin, Senior Vice President of Research and Chief Scientific Officer (4)	2006	181,250	(5)	—	—	248,946	(6)	25,284	(7)	455,480

(1)	The amount in this column reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2006, in accordance with SFAS 123(R) of an award pursuant to our 2000 stock incentive plan of 10,000 shares of restricted stock at a purchase price of $0.01 per share, on May 31, 2006, when the fair market value was $1.57 per share and includes only that portion of the stock award that vested during 2006. Assumptions used in the calculation of this amount are included in footnote 2(l) to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007.
(2)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for fiscal 2006, in accordance with SFAS 123(R) and other relevant guidance, for awards pursuant to our 2000 stock incentive plan, and thus include amounts with respect to awards granted in and prior to fiscal 2006. Accordingly, the amounts in this column do not reflect the total value of the awards that were granted during 2006. We used the modified prospective transition method prescribed by SFAS 123(R) for 2006 awards and prior year awards. Assumptions used in the calculation of these amounts are included in footnote 2(l) to our audited financial statements for the fiscal year ended December 31, 2006 included in the our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007.
(3)	Consists of 401(k) contributions made by us.
(4)

Dr. Rubin ceased to serve as our senior vice president of research and chief scientific officer in July 2006. On September 13, 2006, we entered into a consulting agreement with Dr. Rubin pursuant to which he agreed to provide periodic consulting services on ongoing company programs. The term of the agreement is for a period of three years, however, either Dr. Rubin or we may terminate the agreement with 30 days’ prior written notice to the other party. We agreed to pay Dr. Rubin $1,200 per day for each day of consulting work, or $150 per hour for partial days, not to exceed an aggregate of $40,000 for the term of the agreement.

In addition, on September 13, 2006, in connection with the agreement, we granted to Dr. Rubin a stock option, under the 2000 stock incentive plan, to purchase 250,000 shares of common stock at an exercise price equal to $1.57 per share. The vesting of the stock option is subject to our achievement of specified performance objectives and is contingent upon Dr. Rubin’s continued service as a consultant.

(5)	Consists of Dr. Rubin’s salary through his resignation date of July 14, 2006.
(6)	$187,628 of this amount relates to compensation expense recognized on vested employee options issued to Dr. Rubin, net of forfeitures on unvested awards of $131,504 as calculated under SFAS 123(R). The remaining $61,318 relates to the vesting of 50,000 shares of options issued to Dr. Rubin after his departure in July 2006 in consideration for his services as a consultant as calculated under SFAS 123(R) and related guidance. The vesting of this option is subject to our achievement of specified performance objectives; therefore, vesting is not guaranteed. Assumptions used in the calculation of these amounts are included in footnote 2(l) to our audited financial statements for the fiscal year ended December 31, 2006 included in the our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007.
(7)	Consists of payments made by us to Dr. Rubin after his departure in July 2006 in consideration for his services as a consultant in the amount of $3,713 as well as accrued vacation in the amount of $21,571.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding awards under our 2000 stock incentive plan to our named executive officers in fiscal 2006.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)		Exercise of Base Price of Option Awards ($/Sh)	Market Price of the Underlying Security on the Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold (#)	Target (#)	Maximum (#)
Daniel R. Passeri	5/31/06				10,000			$0.01	$1.57	$15,600
	5/31/06					390,000	(3)	1.57	1.57	499,584
Michael P. Gray	5/31/06					200,000		1.57	1.57	258,620
Mark W. Noel	5/31/06					100,000		1.57	1.57	129,310
Mary Elizabeth Potthoff	5/31/06					100,000		1.57	1.57	129,310
Lee L. Rubin (5)	9/13/06	50,000	250,000	250,000		250,000		1.57	1.57	—

(1)	Mr. Passeri’s restricted stock award is subject to repurchase by us, which repurchase right lapses, or vests, with full vesting on May 31, 2007, contingent upon his continued employment on such date.
(2)

On May 31, 2006, the compensation committee granted each of our executive officers, with the exception of Dr. Rubin, a stock option to purchase the specified shares of common stock set forth in the above table. Such stock options will vest over a period of four years with 25% of the stock options vesting on May 31, 2007 and an additional 6.25% each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer. All stock options will expire 10 years from date of grant. Under the terms of the 2000 stock incentive plan, a change in control occurs in the event we merge with or into another company or we sell all or substantially all of our assets. At the time of a change in control, 50% of the then unvested options held by each plan participant, including executive officers, would become immediately exercisable and the restrictions on restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from restrictions after the date of the change in control. In addition, under the terms of the 2000 stock incentive plan, in the event an executive officer terminates his or her employment for good reason (as defined in the plan) within one year after a change in control, then all options and restricted stock held by the executive officer would become fully vested upon such termination.

(3)	Consists of an option to purchase 90,000 shares, which will vest fully on May 31, 2007; and an option to purchase 300,000 shares, which will vest with respect to 25% of the shares on May 31, 2007 and with respect to 6.25% of the shares during each successive three-month period until the option is fully vested on the fourth anniversary of the grant date.
(4)	The amounts shown in this column represent the total grant date fair value of each stock and option award as determined in accordance with SFAS 123(R).
(5)	On September 13, 2006, in connection with a consulting agreement, we granted to Dr. Rubin a stock option, under the 2000 stock incentive plan, to purchase 250,000 shares of common stock at an exercise price equal to $1.57 per share. Options granted to Dr. Rubin in consideration for his services as a consultant are outside the scope of SFAS 123(R). The vesting of the stock options is subject to our achievement of specified performance objectives and is contingent upon Dr. Rubin’s continued service as a consultant. The stock options will vest immediately upon achievement of specified performance objectives, and in accordance with the other terms and conditions of the stock option agreement evidencing such awards. On October 2, 2006, 50,000 shares vested upon Genentech’s filing of an Investigational New Drug Application for the first Hedgehog antagonist solid tumor product candidate under collaboration with Genentech pursuant to the Collaborative Research, Development and License Agreement dated June 11, 2003, as amended. The following specified performance objectives have not been achieved, as of April 13, 2007:

•

50,000 shares shall vest upon the receipt by Curis of the milestone payment for the achievement of the First Agreement Compound designated by Wyeth as a Clinical Development Candidate pursuant to the Amended and Restated Collaboration, Research and License Agreement dated April 29, 2005;

•

100,000 shares shall vest upon receipt by Curis of the milestone payment for the achievement of the First Dosing of an Agreement Compound in a Human Patient pursuant to the Amended and Restated Collaboration, Research and License Agreement dated April 29, 2005; and

•

50,000 shares shall vest upon Curis’ receipt of written notice from Genentech electing to extend the Research Term for an additional year to continue collaborative research activities with respect to the field of oncology or non-oncology, subject to Genentech funding at least four (4) FTEs in accordance with Section 3.1(b), pursuant to the Drug Discovery Collaboration Agreement dated April 1, 2005.

We have entered into employment and indemnification agreements with certain of our named executive officers, as described below under “Employment Agreements” and “Indemnification Agreements.”

Our named executive officers did not receive bonus payments for fiscal 2006. Base salary accounted for approximately 42.2% of the total compensation of the named executive officers for fiscal 2006.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2006.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel R. Passeri	—	390,000	—		$1.57	5/31/2016	10,000	$12,600
	65,625	109,375	—		$3.98	6/01/2015
	109,375	65,625	—		$4.56	6/25/2014
	393,750	56,250	—		$2.43	5/13/2013
	96,250	—	—		$1.09	9/25/2012
	20,150	—	75,000	(2)	$1.50	6/05/2012
	400,000	—	—		$3.85	9/19/2011
	125,000	—	—		$3.13	4/03/2011
	200,000	—	—		$10.65	11/20/2010

Total	1,410,150	621,250	75,000				10,000	$12,600

Michael P. Gray	—	200,000	—		$1.57	5/31/2016
	28,125	46,875	—		$3.98	6/01/2015
	46,875	28,125	—		$4.56	6/25/2014
	120,000	40,000	—		$4.95	12/11/2013
	43,750	6,250	—		$2.43	5/13/2013
	33,750	—	—		$1.09	9/25/2012
	24,094	—	18,750	(2)	$1.50	6/05/2012
	10,000	—	—		$4.72	7/02/2011
	21,500	—	—		$3.13	4/03/2011
	30,000	—	—		$14.50	8/18/2010
	570	—	—		$5.26	3/01/2009
	285	—	—		$5.26	7/01/2008
	951	—	—		$5.26	1/26/2008

Total	359,900	321,250	18,750

Mark W. Noel	—	100,000	—		$1.57	5/31/2016
	18,750	31,250	—		$3.98	6/01/2015
	31,250	18,750	—		$4.56	6/25/2014
	61,250	8,750	—		$2.43	5/13/2013
	48,000	—	—		$1.09	9/25/2012
	55,350	—	18,750	(2)	$1.50	6/05/2012
	60,000	—	—		$4.38	3/12/2011

Total	274,600	158,750	18,750

Mary Elizabeth Potthoff	—	100,000	—		$1.57	5/31/2016
	18,750	31,250	—		$3.98	6/01/2015
	31,250	18,750	—		$4.56	6/25/2014
	62,500	15,625	—		$2.43	5/13/2013
Total	43,750	—	—		$0.80	9/03/2012

	156,250	165,625	—

Lee L. Rubin (3)	50,000	—	200,000		$1.57	9/13/2016

(1)	With the exception of 90,000 shares of the 390,000 shares granted to Mr. Passeri, these stock options will vest over a period of four years with 25% of the stock options vesting the first anniversary of the grant date and an additional 6.25% of the shares during each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer. All stock options will expire 10 years from date of grant. The grant date for each option is 10 years prior to the expiration date. If an option has an expiration date of May 31, 2016 then the grant date is May 31, 2006. 25% of such options would vest on the first anniversary of the grant date or May 31, 2007. Additional vesting would continue every three months thereafter at 6.25% until fully vested on the fourth anniversary of the grant date or May 31, 2010. Mr. Passeri’s 90,000 shares will vest fully on May 31, 2007.
(2)	These options will become fully exercisable on the earlier of November 6, 2007 or when the company’s aggregate market capitalization is in excess of $300 million for ten consecutive trading days.
(3)	Comprised of an option to purchase 250,000 shares of common stock granted to Dr. Rubin after his resignation in July 2006 in consideration for his services as a consultant, which option had vested with respect to 50,000 shares on October 2, 2006. The vesting of this option is subject to our achievement of certain performance objectives; therefore, vesting is not guaranteed. Dr. Rubin’s vested options pertaining to his employment at Curis as Chief Scientific Officer that were not exercised within 90 days of his termination date were forfeited.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes, for each of our named executive officers, each exercise of stock options and vesting of restricted stock during 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel R. Passeri	—	—	—	—
Michael P. Gray	—	—	—	—
Mark W. Noel	—	—	—	—
Mary Elizabeth Potthoff	—	—	—	—
Lee L. Rubin	88,462	$25,219	—	—

Employment Agreements

We are party to the following employment arrangements with our executive officers.

Daniel R. Passeri.    On September 20, 2001, we entered into a five-year employment agreement with Mr. Passeri, which was amended on October 31, 2006. Under the agreement, Mr. Passeri serves as our president and chief executive officer. Mr. Passeri’s base salary was set at $325,000 per annum subject to annual review by the board. Mr. Passeri is entitled to participate in our medical and other benefit programs and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the board. On May 31, 2006, at the request of Mr. Passeri and in exchange for additional equity awards from our 2000 incentive stock plan, the compensation committee reduced Mr. Passeri’s salary from $375,000 to $300,000. Mr. Passeri is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payment if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential

Payments Upon Termination Or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a complete description of such indemnification provisions, see “Indemnification of Executive Officers.”

Michael P. Gray.    On December 15, 2003, we entered into an employment agreement with Mr. Gray, which was amended on October 31, 2006. Under the agreement, Mr. Gray was promoted to Vice President, Finance and Chief Financial Officer effective as of November 27, 2003 at an initial base salary of $185,000 per annum, subject to review as part of our performance review program. In addition, Mr. Gray received an option to purchase 160,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. On December 14, 2006, Mr. Gray was promoted to Chief Operating Officer with no associated change in his then current salary of $285,000 or stock option award. Mr. Gray is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payment if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination Or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a complete description of such indemnification provisions, see “Indemnification of Executive Officers.”

Mark W. Noel.    On January 11, 2001, we entered into an employment agreement with Mr. Noel, which was amended on October 31, 2006. Under the agreement, Mr. Noel serves as our vice president business development and technology management, at an initial base salary of $160,000 per annum, subject to review as part of our performance review program. In addition, Mr. Noel received an option to purchase 60,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. Mr. Noel is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payment if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination Or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a complete description of such indemnification provisions, see “Indemnification of Executive Officers.”

Mary Elizabeth Potthoff.    On August 5, 2002, we entered into an employment agreement with Ms. Potthoff, which was amended on October 31, 2006. Under the agreement, Ms. Potthoff serves as our vice president and general counsel at an initial base salary of $150,000 per annum, subject to review as part of our performance review program. In addition, Ms. Potthoff received an option to purchase 100,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. Ms. Potthoff is entitled to receive severance benefits under the agreement in the event of her termination without cause or for good reason and she is also entitled to receive certain payment if she is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination Or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a complete description of such indemnification provisions, see “Indemnification of Executive Officers.”

Indemnification of Executive Officers

Our certificate of incorporation provides indemnification of our executive officers for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by us) by reason of the fact of that such person serves as an executive officer, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that executive officers may be entitled to additional indemnification, under any agreement or vote of the directors.

Each of our executive officer employment agreements, described above under “Employment Agreements,” also provides that we will indemnify each such executive officer for claims arising in his or her capacity as our executive officer, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the executive officer must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the executive officer if the executive officer is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the executive officer is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available.

Potential Payments Upon Termination or Change-in-Control

Each of our executive officer employment agreements, described above under “Employment Agreements,” also provides that in the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason (each as defined in the agreements), the executive officer will receive: (1) his or her base salary accrued through the last day of employment; (2) continuation of his or her then base salary or a portion thereof for a period of six months, in the case of Messrs. Gray and Noel and Ms. Potthoff and for a period of one year, in the case of Mr. Passeri; and (3) payment of a portion of the executive officer’s COBRA premiums, which is calculated as the difference between the COBRA premium and the amount as paid by the employee for medical/dental insurance, for a period of six months from the date of such termination, in the case of Messrs. Gray and Noel and Ms. Potthoff and for a period of one year from the date of such termination, in the case of Mr. Passeri, or as long as the executive officer is eligible for COBRA, whichever period is shorter. In the event of a termination without cause or a resignation by the executive officer for good reason within twelve months after a change in control of the company, the executive officer will also be entitled to receive the foregoing severance payments for a period of six months, in the case of Messrs. Gray and Noel and Ms. Potthoff and for a period of one year, in the case of Mr. Passeri; and payment of a portion of the executive officer’s COBRA premiums for a period of six months from the date of such termination, in the case of Messrs. Gray and Noel and Ms. Potthoff and for a period of one year from the date of such termination, in the case of Mr. Passeri, or as long as the executive officer is eligible for COBRA. In order for our executive officers to receive severance and payment of our portion of the COBRA premiums, the executive officer must execute a general release of all claims against the company, its employees, officers, directors and agents in a form acceptable to us.

If, at the time of termination, our executive officers are considered “specified employee(s)” within the meaning of Section 409A(a)(2)(B)(ii) of the Internal Revenue Code and the regulations thereunder, and any payments to be paid or provided to our executive officers constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the lump sum severance payments will be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination. Assuming the employment of our executive officers were to have been terminated without cause or our executive officers were to have resigned for good reason, on December 31, 2006, each executive officer would be entitled to a lump sum payment in the amount set forth opposite his or her name in the below table.

Name	Severance Upon Termination ($)	Benefits Upon Termination ($)
Daniel R. Passeri Chief Executive Officer	$300,000	$10,392

Michael P. Gray, Chief Operating Officer and Chief Financial Officer	$142,500	*

Mark W. Noel, Vice President Technology Management and Business Development	$100,000	*

Mary Elizabeth Potthoff, Vice President and General Counsel	$100,000	*

*	Less than $10,000.

In addition, Messrs. Passeri, Gray and Noel and Ms. Potthoff hold options that would vest upon a change in control. There are two types of accelerated vesting that might occur following a change in control.

Under the terms of the 2000 stock incentive plan, a change in control occurs in the event we merge with or into another company or we sell all or substantially all of our assets. At the time of a change in control, 50% of the then unvested options held by each plan participant, including executive officers, would become immediately exercisable and the restrictions on restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from restrictions after the date of the change in control.

Assuming a change in control were to have occurred on December 31, 2006, the value of the portion of the options then held by each of our executive officers that would have vested due to the change in control, would have been $0 because the closing price of our stock on December 29, 2006, the last trading day before December 31, 2006, is less than the exercise price of such options. Based on the closing price of our stock on December 29, 2006, the value of the portion of Mr. Passeri’s restricted stock award that would have vested due to the change in control would have been $6,250 on December 31, 2006.

Under the terms of the 2000 stock incentive plan, in the event an executive officer terminates his or her employment for good reason (as defined in the plan) within one year after a change in control, then all options and restricted stock held by the executive officer would become fully vested upon such termination.

Assuming a change in control were to have occurred on December 31, 2006 and an executive officer were to have terminated his or her employment for good reason within one year following the change in control, and based on the closing price of our stock on December 29, 2006, the value of the options then held by each of our executive officers that would have vested due to the termination in connection with the change in control would have been $0 because the closing price of our stock on December 29, 2006 is less than the exercise price of such options.

Assuming a change in control were to have occurred on December 31, 2006 and Mr. Passeri were to have terminated his employment for good reason within one year following the change in control, based on the closing price of our stock on December 29, 2006, the value of the portion of Mr. Passeri’s restricted stock award that would have vested due to the termination in connection with the change in control, would have been $12,500 on December 31, 2006.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006:

Name	Fees Earned or Paid In Cash($)		Stock Awards ($) (1)	Option Awards ($) (2)		All Other Compensation ($)		Total ($)
Susan B. Bayh	$32,000		$16,600	$108,342		$—		$156,942
Joseph M. Davie	22,500		16,600	126,875	(3)	32,000	(4)	197,975
Martyn D. Greenacre	32,000		16,600	108,342		—		156,942
Kenneth I. Kaitin	24,000		16,600	45,981		—		86,581
James R. McNab, Jr.,	132,750	(5)	16,600	227,065		16,409	(6)	392,824
Douglas A. Melton	18,000		—	96,970		43,750	(7)	158,720
James R. Tobin	26,750		16,600	89,042		—		132,392

(1)	All directors, except for Dr. Melton, were issued 10,000 shares of stock at a purchase price of $0.01 per share under our 2000 stock incentive plan on June 1, 2006, when the fair value of our stock was $1.67 per share. These shares vested upon grant and expire ten years from date of grant. The amounts shown in this column represent the grant date fair value of each stock award as determined in accordance with SFAS 123(R) and reflect the dollar amounts recognized for financial statement reporting purposes for fiscal 2006, in accordance with SFAS 123(R). Assumptions used in the calculation of these amounts are included in footnote 2(l) to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007.
(2)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for fiscal 2006, in accordance with SFAS 123(R) and other relevant guidance, for awards pursuant to our 2000 director stock option plan and 2000 stock incentive plan, and thus include amounts with respect to awards granted in and prior to fiscal 2006. Accordingly, the amounts in this column do not reflect the total value of the awards that were granted during 2006. We used the modified prospective transition method prescribed by SFAS 123(R) for 2006 awards and prior year awards. Assumptions used in the calculation of these amounts are included in footnote 2(l) to our audited financial statements for the fiscal year ended December 31, 2006 included in the our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2007.

The aggregate number of stock awards and the aggregate number of option awards outstanding at December 31, 2006 for each of the directors are as follows:

Director	Aggregate Number of Stock Awards	Aggregate Number of Stock Options
Susan B. Bayh	10,000	226,250
Joseph M. Davie	10,000	200,000
Martyn D. Greenacre	10,000	359,000
Kenneth I. Kaitin	10,000	60,000
James R. McNab, Jr.	10,000	305,000
Douglas A. Melton	—	539,484	*
James R. Tobin	10,000	409,000

*	This number also includes options there were issued to Dr. Melton in his capacity as Chairman of our Scientific Advisory Board from August 2000 through August 2006.

The amounts shown in the following table represent the total grant date fair value of each stock option award for which all or a portion of these amounts were recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 for each respective director as determined in accordance with SFAS 123(R).

Director	Grant Date	Option Awards (#)	Grant Date Fair Value of Option Awards ($)
Susan B. Bayh	6/1/2006	15,000	$19,227
	5/13/2003	60,000	134,136
	7/1/2003	65,000	222,567

Joseph M. Davie	6/1/2006	15,000	19,227
	7/8/2003	130,000	430,885

Martyn D. Greenacre	6/1/2006	15,000	19,227
	5/13/2003	60,000	134,136
	7/1/2003	65,000	222,567

Kenneth I. Kaitin	6/1/2006	15,000	19,227
	11/3/2003	25,000	107,088

James R. McNab, Jr.	6/1/2006	90,000	115,362
	5/13/2003	200,000	447,120

Douglas A. Melton	6/1/2006	15,000	19,227
	8/23/2006	10,000	7,885
	5/13/2003	125,000	279,450
	3/12/2002	25,000	60,115

James R. Tobin	6/1/2006	15,000	19,227
	5/13/2003	125,000	279,450

(3)

Excludes an option to purchase 35,000 shares granted to Dr. Davie under our 2000 stock incentive plan in consideration for his services as Chairman of our Scientific Advisory Board, which are outside the scope of SFAS 123(R). This option was granted on September 14, 2006 at an exercise price of $1.72 per share, which was the fair market value of the stock on that date, becomes exercisable as to 6.25% of the shares underlying the award every three months over a period of four years and expires 10 years from the date of grant.

(4)	Consists of payments made by us to Dr. Davie in consideration for his services as interim Chief Scientific Officer pursuant to a consulting agreement dated June 19, 2006, as amended. The term of the agreement is for a period of one year and will expire on June 19, 2007, unless the parties agree to extend the agreement. Either party may terminate the agreement by providing thirty days’ written notice to the other party. Under the consulting agreement, Dr. Davie agreed to provide consulting services in the areas of corporate strategy, business development, drug development and scientific leadership, at such times and places as we may from time to time request. In consideration for the services rendered by Dr. Davie, we agreed to pay Dr. Davie compensation in the amount of $4,000 per day for each day of consulting work, or $500 per hour for portions thereof. In addition, Dr. Davie was appointed as Chairman of the Scientific Advisory Board in September 2006 pursuant to a scientific advisory and consulting agreement dated September 14, 2006, or the advisory agreement. Under the advisory agreement, Dr. Davie agreed to serve as Chairman of our Scientific Advisory Board and to provide consulting and advisory services on our proprietary drug discovery and development programs, including but not limited to the areas of developmental biology, oncology, neurobiology and other therapeutic and diagnostic applications. The term of the advisory agreement is for a period of five years. Either party may terminate the agreement by providing thirty days’ written notice to the other party. In consideration for the services rendered by Dr. Davie under the advisory agreement, we agreed to pay Dr. Davie an annual retainer of $25,000, such retainer to become effective only upon the termination or expiration of the consulting agreement. As additional consideration, on September 14, 2006 Dr. Davie was granted an option to purchase 35,000 shares, pursuant to our 2000 stock incentive plan, at an exercise price of $1.72 per share, which was the closing price of our common stock on the date of grant.
(5)	On June 1, 2005, we entered into an agreement for service as chairman of the board of directors with James McNab. As chairman of the board of directors, Mr. McNab receives a cash payment of $10,000 per month plus board attendance fees.
(6)	Consists of payments made by us to reimburse the cost of Mr. McNab’s annual health insurance expense.
(7)	Consists of payments made by us to Dr. Melton in consideration for his services as Chairman of the Scientific Advisory Board from January 1, 2006 through August 1, 2006.

Non-employee directors receive an initial stock option grant and annual stock option grants. In addition, non-employee directors, other than Mr. McNab, receive an annual cash retainer of $15,000 and an additional $5,000 payment for committee chairperson services. Directors are paid additional cash compensation in the amount of $1,500 for each board or committee meeting attended in person and $750 for telephonic meetings. In addition, directors are reimbursed for reasonable out-of-pocket expenses that are incurred due to attendance at board or committee meetings. Directors who are our employees are not compensated for their attendance at board or committee meetings.

Indemnification of Directors

Our certificate of incorporation provides indemnification of our directors for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by the company) by reason of the fact of that such person serves as a director, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that directors may be entitled to additional indemnification, under any agreement or vote of the directors.

On June 1, 2005 we entered into indemnification agreements with our directors, except for Daniel Passeri. The indemnification provisions apply to each director and state that we will indemnify them for claims arising in his or her capacity as our director, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the director must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director if the director is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case, the director is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the director, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, the members of our compensation committee were Ms. Bayh, Mr. Tobin and Dr. Kaitin, none of whom was a current or former officer or employee and none of whom had any related person transaction involving the company.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K with Curis’ management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of our board of directors.

James R. Tobin (Chair)

Susan B. Bayh

Kenneth I. Kaitin

PROPOSAL 1—ELECTION OF DIRECTORS

Unless the proxy is marked otherwise, the persons named in the enclosed proxy will vote to elect as Class II directors Joseph M. Davie and Daniel R. Passeri. If elected, each Class II director will hold office until the 2010 annual meeting of stockholders and until his successor is elected and qualified. Each nominee has indicated his willingness to serve, if elected. If either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The board has no reason to believe that either nominee will be unable to serve if elected.

OUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THE NOMINEES AS CLASS II DIRECTORS IS IN THE BEST INTERESTS OF CURIS AND ITS STOCKHOLDERS AND THEREFORE IT RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since April 26, 2002. Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board and the audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

During our two most recent fiscal years, neither we nor anyone acting on our behalf consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by PricewaterhouseCoopers LLP that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

THE BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS CURIS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007 IS IN THE BEST INTERESTS OF CURIS AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Independent Registered Public Accounting Firm’s Fees and Other Matters

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2006	2005
Audit Fees (1)	$306,500	$370,200
Tax Fees (2)	5,000	27,850
Other Fees (3)	4,000	1,500

Total Fees	$315,500	$399,500

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. For the fiscal year ended December 31, 2005, audit fees also included fees related to an ongoing SEC review and related restatement. 100% of the audit fees for 2006 and 2005 were pre-approved by the audit committee.

(2)	2006 tax fees consist of tax advice services for our foreign subsidiary, Curis Pharmaceuticals (Shanghai) Co., Ltd. 2005 tax fees consist of fees for tax compliance, tax advice services and tax preparation for our chief executive officer. Tax compliance services, which relate to preparation of original tax returns, accounted for $24,500 for 2005. Tax advice services, which relate to requests for technical advice from taxing authorities, accounted for $5,000 for 2006 and $0 for 2005. Tax preparation for our chief executive officer amounted to $3,350 for 2005. None of the tax fees incurred for 2006 or 2005 were for services provided under the de minimis exception to the audit committee pre-approval requirements. 100% of the tax fees for 2006 and 2005 were pre-approved by the audit committee.
(3)	Other fees consist of fees incurred for consent letters in connection with our stock registration. None of the other fees incurred during 2006 and 2005 were for services provided under the de minimis exception to the audit committee pre-approval requirements. 100% of these fees for 2006 and 2005 were pre-approved by the audit committee.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the audit committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

OTHER MATTERS

The board knows of no other business, which will be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

Stockholder Proposals for 2008 Annual Meeting

Any proposal that a stockholder of Curis wishes to be considered for inclusion in our proxy statement and proxy for the 2008 annual meeting of stockholders must be submitted to our secretary at our offices, 45 Moulton Street, Cambridge, Massachusetts 02138, no later than December 25, 2007.

If a stockholder of Curis wishes to present a proposal at the 2008 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must also give written notice to our secretary at the address noted above. The secretary must receive such notice not less than 60 days nor more than 90 days’ prior to the 2008 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2008 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The date of our 2008 annual meeting has not yet been established, but assuming it is held on June 5, 2008, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2008 annual meeting would need to be provided to our secretary no earlier than March 7, 2008, and no later than April 6, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, we believe that during the fiscal year ended December 31, 2006, the reporting persons complied with all Section 16(a) filing requirements.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2006 annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: 45 Moulton Street, Cambridge, Massachusetts 02138, Attention: Secretary, (617) 503-6500. If you want separate copies of the proxy statement and 2006 annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

/s/    Mary Elizabeth Potthoff

Mary Elizabeth Potthoff, Secretary

April 24, 2007

CURIS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held June 6, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS

SOON AS POSSIBLE

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Daniel R. Passeri and Mary Elizabeth Potthoff, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Curis, Inc. (the “Company”) to be held on Wednesday, June 6, 2007, at 10:00 a.m. local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournments thereof, and there to vote and act upon the following matters proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.

Please mark your votes as in this example using dark ink only.    ☒

1. To elect the following nominees as Class II directors, each for a term of three years.

FOR all		Nominees: Joseph M. Davie and Daniel R. Passeri
nominees	WITHHOLD
listed at right (except as marked to the contrary)	AUTHORITY to vote for all nominees listed at right	(Instruction: To withhold a vote for an individual nominee or nominees, write the name(s) of the nominee(s) in the space provided below. Your shares will be voted for the remaining nominee(s).)
☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Dated: , 2007

Signature

Signature if held jointly

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT OWNERS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER, GIVING FULL TITLE. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON, GIVING FULL TITLE.